Exhibit 99.1

Crestwood and Con Edison Announce Divestiture of Stagecoach Gas Services

HOUSTON, TX and NEW YORK, NY, June 1, 2021 –Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) and Consolidated Edison, Inc. (NYSE: ED) (“Con Edison”) today announced that their subsidiaries entered into a purchase and sale agreement to divest Stagecoach Gas Services LLC (“Stagecoach”), to a subsidiary of Kinder Morgan, Inc. (NYSE: KMI) for $1.225 billion. The cash proceeds from the divestiture will be split pro rata between Crestwood and Con Edison in line with each member’s 50% ownership interest in the joint venture. The agreement was signed on May 31, 2021 and is subject to two closing periods. The first closing consists of the transfer of the Stagecoach subsidiaries (with the exception of Twin Tier Pipeline LLC) valued at $1.195 billion, and is expected to occur following approval under Hart-Scott-Rodino, during the third quarter of 2021.

Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner, commented, “Today’s announcement is bittersweet for Crestwood as it culminates our ownership of Stagecoach Gas Services, which our predecessor company originally acquired in 2005, but we are pleased Kinder Morgan, a great organization with complementary assets in the Northeast, will be the next owner and operator of these irreplaceable infrastructure assets. We want to thank our Stagecoach employees for their hard work and dedication and Con Edison for being a valuable joint venture partner over the last five years. As of result of this transaction, Crestwood will enhance our financial flexibility by immediately accelerating our de-leveraging strategy to achieve a year-end 2021 pro forma leverage ratio of 3.50x to 3.75x, consistent with our long-term target that we have communicated to our investors over the past several years. As a result, we are now positioned to further reduce our cost of capital and enhance returns to our unitholders through opportunistic common and preferred unit buy-backs, as we strive to be a leading sustainable MLP with best-in-class financial metrics.”

“Con Edison wants to express its appreciation to Crestwood for being a valuable partner and is gratified an operator the caliber of Kinder Morgan will be the steward of the Stagecoach assets,” said Timothy Cawley, Con Edison’s CEO. “Through the implementation of our Clean Energy Commitment, Con Edison is leading the transition to the clean energy future that our customers expect and deserve. This transaction is consistent with our strategy to deliver on that future.”

Crestwood intends to use net proceeds to repay outstanding borrowings under its revolving credit facility and opportunistically utilize free cash flow after distributions for its board approved common and preferred equity buy-back program.

Stagecoach is comprised of premier natural gas pipeline and storage facilities that provide a critical link between robust natural gas supply sources and Northeast US demand markets. Located in New York and Pennsylvania, Stagecoach consists of four natural gas storage facilities (Stagecoach, Thomas Corners, Steuben and Seneca Lake) with a combined storage capacity of approximately 41 Bcf and three natural gas pipelines (MARC I, North/South and the Twin Tier Pipeline) with a combined throughput capacity of approximately 3 Bcf per day.

Crestwood and Con Edison were represented by TD Securities as financial advisor and Latham & Watkins, LLP as legal advisor.

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NEWS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” anticipates,” “intends,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are statements of future expectations and not facts. Forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Crestwood and Con Edison have filed with the Securities and Exchange Commission, which are available through the SEC’s EDGAR system at www.sec.gov and on each party’s respective website. Readers are cautioned not to place undue reliance on forward-looking statements. Crestwood and Con Edison assume no obligation to update forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

About Con Edison

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $62 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. , a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., the second-largest solar developer in the United States and the seventh-largest worldwide, which, through its subsidiaries develops, owns and operates renewable and sustainable energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries invests in electric transmission projects supporting its parent company’s effort to transition to clean, renewable energy. Con Edison Transmission manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG & Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

NEWS RELEASE

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Vice President, Sustainability and Corporate Communications

Consolidated Edison, Inc.

Media Relations

Jamie McShane, 212-460-4111 (24 hours) mcshanej@coned.com

Director, Media Relations

Investor Contact

Jan Childress, 212-460-6611 childressj@coned.com

Director, Investor Relations

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